UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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EDO Corporation

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Subject Company:  EDO Corporation
Commission File No.: 1-3985

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The following is a presentation made to Institutional Shareholder Services (ISS) by EDO Corporation on November 29, 2007.

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Supplemental Proxy Material Presentation to RiskMetrics Group (ISS Governance Services) SubTitle: November 29, 2007

Disclaimer This communication is being made in respect of the proposed merger involving EDO and ITT Corporation. In connection with the proposed merger, EDO filed a definitive proxy statement with the U.S. Securities and Exchange Commission (the “SEC”), a copy of which was mailed to the shareholders of EDO. Before making any voting decision, EDO’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED BY EDO WITH THE SEC REGARDING THE MERGER CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. EDO’s shareholders may obtain, without charge, a copy of the proxy statement and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov. EDO’s shareholders may obtain, without charge, a copy of the proxy statement and other relevant documents by directing a request by mail or telephone to EDO Corporation, 60 East 42nd Street, 42nd Floor, New York, NY 10165, telephone: 212-716-2000, or from EDO’s website, www.edocorp.com.  EDO and its directors and executive officers may be deemed to be participants in the solicitation of proxies from EDO’s shareholders with respect to the proposed merger. Information regarding EDO’s directors and executive officers and their ownership of EDO common stock is set forth in EDO’s annual report on Form 10-K for the fiscal year ended December 31, 2006, which was filed on March 8, 2007, and EDO’s proxy statement for EDO’s 2007 Annual Meeting of Shareholders, which was filed on April 30, 2007. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, in the proposed merger is contained in the definitive proxy statement and other relevant documents filed with the SEC regarding the proposed merger. Forward-Looking Statements Statements made in this presentation, including statements about projected revenue and earnings, long-term organic revenue growth, projected expenses, EBITDA margins, and debt levels, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following: changes in demand for EDO’s products and services, product mix, the timing of customer orders and deliveries, changes in the government’s funding priorities, the impact of competitive products and pricing, and other risks discussed from time to time filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and EDO does not undertake any obligation to update any forward-looking stat ement to reflect events or circumstances after the date of this release.

Agenda Governance Considerations BOD Considerations CREW 2.1 Contract Discussion Highlights of BOD P
rocess and Review Financial Section Executive Summary EDO’s Financial Projections & Significance of MRAP- Related Deliveries Summary

Governance Considerations EDO is committed to the highest standards of corporate governance All directors, other than Chairman, are independent of management All board committees are composed solely of independent directors  Each director stands for election annually. Our board members collectively bring a diversity of background and perspective We have no anti-takeover provisions EDO’s Board considered under NY BCL (Business Corporate Law) several key factors affecting shareholder value: Valuation Customers & potential response to a transaction National security & potential impact on US military troops deployed EDO’s business as a defense contractor is based on our ability to field equipment that protects our troops and country

BOD Decision Points BOD was not contemplating selling the company but did receive two unsolicited bids (Party A & ITT). Both were considered as well as other alternatives including an auction or continuing as to operate independently EDO was at a critical point of initiating production on a major program (CREW 2.1) that is a top priority to the military An auction would have been a major distraction to EDO’s ability to execute this program Adverse customer reaction and potential loss of future awards were a major concern This one program represents a significant portion of the 5 year forecast revenue and EBITDA, and therefore the potential downside risk would have been tremendous (“Concentration Risk”) Negotiated Merger Agreement permits consideration and response to superior offers (“window shop” provision) Breakup fee  3% of equity value* ($1.65/share), a relatively low barrier for a competing bid EDO is well known in industry and by potential acquirers   * Equity value includes common sha
res, options, SSARs and Convertible Notes (as converted to common shares including make-whole related shares)

CREW 2.1 Details Company was awarded two CREW 2.1 contracts for up to 10,000 units each (20,000 units total) to be mounted on HUMVEEs As of 11/21/07, approximately 8,700 units have been ordered Requirement was expanded to include units for insertion on MRAP (Mine Resistant Ambush Protected) Vehicles Current estimates range between 17,000 to 25,000 vehicles to be fielded  Government recently approved sole source justification modification to our initial CREW 2.1 contracts, allowing for the procurement of up to an additional 15,000 units (35,000 total) Causes a near-term surge of sales to supply initial deployment All of the above quantities were included in the forecasted revenue and earnings disclosed to shareholders in the proxy statement Same forecast provided to ITT in connection with its $56 offe
r

BOD process and review extended over a 9-month period /9/07: BOD reviewed Party A’s indication of interest and authorized management to provide Party A with access to non-public information. 1/31/07: ITT expressed interest in acquiring EDO at a price in the high $20s. 2/19/07  2/20/07: BOD reviewed Party A’s proposal, concluding that the proposed price of $38.00 per share was inadequate. Subsequently in April, Party A increased its proposed purchase price to $42.00 per share.  6/11/07: In light of the anticipated substantial increase in the Company’s revenue growth rate attributable to increased production quantities under one of the recently awarded government contracts, the BOD concluded that the proposed price of $42.00 per share did not reflect the Company’s full value and the proposed merger with Party A was rejected. 7/10/07: Oral indication that Party A was willing to increase its offer to $45.00 per share as its final price. Party A also indicated that any such transaction would have to be announced no later than the firs
t week in September.  Highlights of Board Process and Review Source: EDO Definitive Proxy Statement.

Highlights of Board Process and Review (Cont’d) 7/27/07: ITT submitted a proposal to acquire the Company for a price in the range of $42.00 to $44.00 per share. 7/30/07: BOD reviewed Party A’s revised final proposal and based on forecasted future awards from the government determined not to engage in further discussions with Party A at that time. BOD also authorized management to enter into a confidentiality and non disclosure agreement with ITT. Party A kept apprised of developments and did not re enter the process.  9/9/07: BOD held a telephonic meeting in which Mr. Smith reviewed recent conversation with Mr. Loranger of ITT and the current status of ITT’s due diligence. Based on the BOD’s familiarity with the Company’s business and estimates for growth, and following discussion of these and other considerations, BOD determined that any price below $56.00 per share would not reflect the full value of the Company. ITT indicated its willingness to raise its offer to $56.00 per share on 9/11/07. 9/16/07: BOD reviewed the proposed transaction with ITT with its legal and financial advisors. After considering various factors described in the EDO Definitive Proxy Statement, the BOD, by the unanimous vote of the directors present, adopted resolutions approving the merger, the merger agreement and the other transactions contemplated, thereby recommending that the Company’s shareholders approve and adopt the merger agreement. Source: EDO Definitive Proxy Statement.

Financial Executive Summary

Financial Executive Summary (Cont’d) * Using closing prices from announcement date through 11/27/07
 ** Equity value includes common shares, options, SSARs and Convertible Notes (as converted to common shares including make whole related shares)

Transaction was Announced at a Premium to Record EDO Stock Prices Source: FactSet. Merger Consider
ation  $56.00  EDO Historical Stock Price Performance 1/3/78 – 11/28/07 Transaction Announcement (09/17/07)

The Premiums to EDO Shareholders are Significant Average Trading Prices Source: FactSet. (a) Closing stock price as of 9/14/07. (b) Intra day high/low.  (a)  (b)  (b)

$56 Represents Attractive Valuation Multiple for EDO

EDO’s Financial Projections – Impact of CREW 2.1 Revenues ($ in millions) EBITDA ($ in millions) Source: Projections per EDO Definitive Proxy Statement. Pro forma 2006 data per EDO management. Note: All data is adjusted for non recurring items. Pro forma 2006 data is pro forma for the acquisitions of CAS and Impact Science & Technology. (Gp:) Core Business Revenues (Gp:) Incremental MRAP Revenues Significance of MRAP related CREW 2.1 Deliveries Incremental MRAP revenues of $1.7 billion in projection period (2008 – 2011) Forecast includes recent awards (3,550 vehicle jammers and related services) that were announced subsequent to the transaction with ITT and future projected awards The impact of incremental MRAP related deliveries on sales and cashflows are largely near term and nonrecurring Less significant impact in 2010 and beyond (est. 10% of projected EBITDA)  Discussion: Valuation implications of MRAP related cashflow trajectory (Gp:) Core Business EBITDA (Gp:) Inc remental MRAP EBITDA Therefore a simple application of multiples would be misleading.

Summary $56 per share Represents a significant premium to near term ( 29%, 30 day) as well as historical performance Financial projections reflect significant impact from CREW 2.1 award concentration risk Represents an attractive price based on relevant valuation metrics* Discounted Cash Flow (DCF) Precedent transaction multiples Trading multiples EDO strives for excellence in Corporate Governance BOD followed a thorough process that considered several key factors affecting shareholder value in fulfilling its fiduciary obligations $56 per share represents approximately an 100% premium over the initial offer received for the Company  * See EDO Definitive Proxy Statement